Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION
CLOSES ADDITIONAL LEASE TRANSACTION
Transaction is expected to yield $3.6 million in revenues and $1.6 million in incremental annual EBITDAR and be accretive to earnings
DALLAS — (BUSINESS WIRE) — December 18, 2006 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced it has executed a previously announced lease on a senior living community that a health care REIT has purchased from a third party. While Capital Senior Living has been earning a 5 percent management fee at “The Atrium of Carmichael” community, the new lease agreement will enable the Company to recognize the full operating benefits. Annualizing results of operations for the community through the third quarter of 2006 yields approximately $3.6 million of revenue and $1.8 million of EBITDAR, before management fees of approximately $180,000.
“This transaction represents our 23rd lease and we continue to explore additional opportunities that will drive revenues, EBITDAR and net income,” said James A. Stroud, Chairman of the Company.
The Atrium of Carmichael, located in Carmichael, California, has 152 units of independent living with total resident capacity of 156. Occupancy at The Atrium of Carmichael is approximately 87 percent at the present time. The triple net operating lease, which commenced when the REIT closed on the purchase of the community for approximately $18 million, will have an initial term of 10 years, with two 10-year renewal options. The initial lease rate of 7.75% is subject to conditional escalation provisions.
“The successful execution of our business plan has resulted in the creation of significant value for our shareholders,” commented Lawrence A. Cohen, Chief Executive Officer. “This transaction marks our 20th acquisition this year, totaling approximately $220 million
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in value. Eight of the acquisitions are through joint ventures and 12 are acquisitions by REIT’s and leased back to the Company. These 20 acquisitions are expected to increase the Company’s annual revenues by approximately $33.0 million at a combined EBITDAR margin of over 40 percent” commented Lawrence A. Cohen, Chief Executive Officer.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,500 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 23 leased communities and 4 communities it manages for third parties. In the communities operated by the Company, 74 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release may contain certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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CAPITAL SENIOR LIVING
RECONCILIATION OF NON-GAAP ITEMS
(in thousands)

Annualized
Fiscal Year
2006
EBITDAR before management fees reconciliation:
Income from operations	$998
Interest Expense	587
Management fees	179

EBITDAR before management fees	$1,765

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